EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY

A.  As of December 31, 2010 the following are subsidiaries more than 50% owned
(included in the consolidated financial statements):

<CAPTIONS>
                                            Jurisdiction of   Percentage
Name                                        Incorporation     Owned
------------------------------------------  ---------------   ----------
Trans-Lux Canada Ltd.                       Canada            100%
Trans-Lux Commercial Corporation            Utah              100
Trans-Lux Display Corporation               Delaware          100
Trans-Lux Experience Corporation            New York          100
Trans-Lux Energy Corporation                Connecticut       100
Trans-Lux Midwest Corporation               Iowa              100
Trans-Lux Seaport Corporation               New York          100
Trans-Lux Service Corporation               New York          100
Trans-Lux Investment Corporation            Delaware          100
Trans-Lux Multi-Media Corporation           Connecticut       100
Trans-Lux Real Estate Corporation (1)       Texas             100
Trans-Lux Montezuma Corporation (2)         New Mexico        100
Trans-Lux Movie Operations Corporation (1)  Texas             100
Trans-Lux Loveland Corporation (3)          Colorado          100
Trans-Lux Southwest Corporation (3)         New Mexico        100

(1)  Wholly-owned subsidiary of Trans-Lux Multi-Media Corporation.
(2)  Wholly-owned subsidiary of Trans-Lux Real Estate Corporation.
(3)  Wholly-owned subsidiary of Trans-Lux Movie Operations Corporation.